Exhibit 99.1

CONN’S, INC. ANNOUNCES CLOSING OF SECURITIZATION TRANSACTION

THE WOODLANDS, TEXAS, March 21, 2016 - Conn’s, Inc. (NASDAQ:CONN) today announced that it has closed the securitization transaction announced on March 14, 2016. The offering included (a) three classes of asset-backed fixed rate notes: Class A notes which were rated BBBsf by Fitch, (ii) Class B notes which were rated BBsf by Fitch, and (iii) Class C notes which were rated Bsf by Fitch, and (b) one class, Class R, of asset-backed pass-through notes which represent the residual equity. The face amount of the Class A and Class B notes issued in the securitization is approximately $494 million, with an aggregate advance rate of 70% of the outstanding customer receivables portfolio balance. Conn’s received upfront proceeds of approximately $478 million, net of transaction costs and reserves. The Class A and Class B notes have an all-in cost of funds of approximately 7.8%, after considering all underwriting discounts and expenses. The Class C notes and Class R notes are currently being retained by subsidiary of the Company.

The notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The notes will be offered only (i) within the United States to persons who are qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933, as amended, and (ii) solely with respect to the Class A Notes, to certain non-U.S. persons in offshore transactions in reliance on Regulation S under such Act.

About Conn’s, Inc.

Conn’s is a specialty retailer currently operating approximately 100 retail locations in Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas. The Company’s primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, Ultra HD, and internet-ready televisions, Blu-ray players, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.

Additionally, Conn’s offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn’s provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company’s future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,’ “may,” “plan,” “project,” “should,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company’s ability to achieve the results either expressed or implied by the Company’s forward-looking statements including, but not limited to: general economic conditions impacting the Company’s customers or potential customers; the Company’s ability to execute periodic securitizations of future originated customer loans including the sale of any remaining residual equity on favorable terms; the Company’s ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company’s credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company’s planned opening of new stores; technological and market developments and sales trends for the Company’s major product offerings; the Company’s ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company’s customers and employees; the Company’s ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company’s revolving credit facility, and proceeds from accessing debt or equity markets; the ability to continue the repurchase program; and other risks detailed in the Company’s most recent SEC reports, including but not limited to, the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Forms 10-Q and 10-Q/A and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. The Company makes available in the investor relations section of its website at ir.conns.com updated monthly reports to the holders of its asset-backed notes. This information reflects the performance of the securitized portfolio only, in contrast to the financial statements contained herein, which reflect the performance of all of the Company’s outstanding receivables, including those originated subsequent to those included in the securitized portfolio. The website and the information contained on our website are not incorporated in this or any other document filed with the SEC.

CONN-G

S.M. Berger & Company

Andrew Berger (216) 464-6400